EXHIBIT 21.1

LIST OF SUBSIDIARIES
FACEBOOK, INC.

Andale, Inc. (Delaware)
Cassin Networks ApS (Denmark)
Edge Network Services Limited (Ireland)
Facebook Global Holdings I, Inc. (Delaware)
Facebook Global Holdings I, LLC (Delaware)
Facebook Global Holdings II, LLC (Delaware)
Facebook International Operations Limited (Ireland)
Facebook Ireland Holdings Unlimited (Ireland)
Facebook Ireland Limited (Ireland)
Facebook Operations, LLC (Delaware)
Facebook Sweden Holdings AB (Sweden)
Facebook Technologies, LLC (Delaware)
FCL Tech Limited (Ireland)
Greater Kudu LLC (Delaware)
Instagram, LLC (Delaware)
KUSU PTE. LTD. (Singapore)
MALKOHA PTE LTD. (Singapore)
Morning Hornet LLC (Delaware)
Parse, LLC (Delaware)
Pinnacle Sweden AB (Sweden)
Raven Northbrook LLC (Delaware)
Runways Information Services Limited (Ireland)
Scout Development LLC (Delaware)
Siculus, Inc. (Delaware)
Sidecat LLC (Delaware)
Stadion LLC (Delaware)
Starbelt LLC (Delaware)
Vitesse, LLC (Delaware)
WhatsApp Inc. (Delaware)
Winner LLC (Delaware)